Exhibit 99.1

NEWS RELEASE for November 13, 2024

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended September 30, 2024

HILLSIDE, NEW JERSEY (November 13, 2024) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended September 30, 2024.

Revenue for the quarter ended September 30, 2024 was $13.6 million compared to $12.9 million for the quarter ended September 30, 2023, an increase of $0.7 million or approximately 5.4%.  The Company had operating income for the quarter ended September 30, 2024 of approximately $0.5 million compared to an operating loss of approximately $54,000 for the quarter ended September 30, 2023.

For the quarter ended September 30, 2024, the Company had net income of approximately $0.3 million or $0.01 per share of common stock, compared with a net loss of $59,000 or $0.00 per share of common stock for the quarter ended September 30, 2023.  The Company’s diluted net income (loss) per share of common stock for the quarters ended September 30, 2024 and 2023 were $0.01 and $0.00 per share of common stock, respectively.

“Our revenue increased by approximately 5% in the quarter ended September 30, 2024 from the quarter ended September 30, 2023 and our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 85% and 91% of total revenue in the quarters ended September 30, 2024 and 2023, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “Our goal of diversifying our customer base is reflected in our September quarter numbers from 91% in 2023 to 85% in 2024.  We hope to continue this trend as well as grow with our current customers,” the Co-CEOs further stated.

A summary of our financial results for the three months ended September 30, 2024 and 2023 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended
	September 30,
	2024	2023

Total revenue	$13,617	$12,915
Cost of sales	12,246	12,083
Gross profit	1,371	832
Selling and administrative expenses	881	886
Operating income (loss)	490	(54)
Interest income, net	14	8

Income (loss) before income taxes	504	(46)
Income tax expense, net	245	13
Net income (loss)	259	$(59)

Basic net income (loss) per common share	$0.01	$(0.00)
Diluted net income (loss) per common share	0.01	$(0.00)

Weighted average common shares outstanding - basic	30,099,610	29,965,910
Weighted average common shares outstanding - diluted	30,649,977	29,965,910

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation and the tightened labor markets; the impact of the war in Ukraine; the impact of the Israel-Hamas war; the threat of an East Coast port strike; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.